                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            ________________________________________________________

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933

            ________________________________________________________

                         Commission File Number: 0-27795

                         Meier Worldwide Intermedia Inc.
               (Exact name of registrant as specified in charter)

           Nevada                                         52-2079421
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

                          Ste 320-1100 Melville Street
                          Vancouver, BC, Canada V6E 4A6

                    (Address of principal executive offices)

                                 (604) 689-7572

              (Registrant's Telephone Number, Including Area Code)

            ________________________________________________________

 The Nevada Agency and Trust Company
 50 West Liberty Street, Suite 880
 Reno, Nevada 89501
 Telephone (775) 322-0626
(Name, address and telephone number, including area code, of agent for service)

        Approximate date of commencement of proposed sale to the public: Upon the effective date of this Registration Statement.

                         CALCULATION OF REGISTRATION FEE

                                Proposed        Proposed
Title of                        Maximum         Maximum
Securities to   Amount to be    Offering Price  Aggregate          Amount of
be Registered   Registered(1)   Per Share(2)    Offering Price(3)  Registration Fee
_____________   _____________   ______________  _________________  ________________

Common Stock       250,000        $  0.10         $  25,000         $  2.30
($0.001 par         shares
value) -
to individuals
as consultants

1. Represents shares issuable pursuant to agreements for services rendered or to be rendered.

2. The prices hereof may change prior to the effective date of the
   Registration Statement; therefore, such prices are estimated solely for the purposes of computing the registration fee pursuant to Rule 457(a).

3. Computed pursuant to Rule 457(c) of the Securities Act of 1933, as amended solely for the purpose of calculating the registration fee. The proposed offering price per share upon which the proposed aggregate offering price per share and registration fee are based, has been arbitrarily determined by management and does not bear any relationship to our assets, results of operations, or book value, or to any other generally accepted criteria of valuation.

Documents Incorporated by Reference         X Yes            No

                                     PART I
               INFORMATION REQUIRED IN SECTION 10(a) OF PROSPECTUS

PART II

Item 3. Incorporation of Documents by Reference.

The following documents are incorporated by reference in this registration statement and made a part hereof:

(a) The Company's Annual Report on Form 10-KSB for the years ended October 31,
2002 and 2001 and filed pursuant to Section 15(d) of the 1934 Act.

(b) The Company's Quarterly Report on Form 10-QSB for the quarters ended January
31, 2003 and August 31, 2002, April 30, 2002, and January 31, 2002 filed pursuant to Section 15(d) of the 1934 Act.

(c) All other documents filed by us after the date of this registration statement under Section 13(a), 13(c), 14 and 15(d) of the 1934 Act, after today's date and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which de-registers all securities then remaining in this registration statement and to be part thereof from the date of filing of such documents.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interest of Named Experts and Counsel.

None

Item 6. Indemnification of Directors and Officers.

Our Articles of Incorporation and By-laws, subject to the provisions of Nevada
Law, contain provisions which allow the corporation to indemnify any person under certain circumstances. Our By-laws provide when a person is sued, either alone or with others, because he is or was a director or officer of the corporation, or of another corporation serving at the request of this corporation, in any proceeding arising out of his alleged malfeasance in the performance of his duties or out of any alleged wrongful act against the corporation or by the corporation, he shall be indemnified for his reasonable expenses, including attorney's fees incurred in the defense of the proceedings, if both of the following conditions exist:

        o The person sued is successful in whole or in part, or the proceeding against him is settled with the approval of the court;
          and

        o The court finds that his conduct fairly and equitably merits such indemnity.

The amount of such indemnity which may be assessed against the corporation, our receiver, or our trustee, by the court in the same or in a separate proceeding shall be so much of the expenses, including attorney's fees incurred in the defense of the proceeding, as the court determines and finds to be reasonable.
Application for such indemnity may be made either by the person sued or by the attorney or other person rendering services to him in connection with the defense, and the court may order the fees and expenses to be paid directly to the attorney, or other person, although he is not a party to the proceeding.
Notice of application for such indemnity shall be served upon the corporation, our receiver, or our trustee, or upon the plaintiff and other parties to the proceedings.

Our Articles and By-Laws also provide for indemnification to the fullest extent permitted under Nevada law.

Insofar as indemnification for liabilities arising under the Securities Act of
1933, as amended (the "1933 Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 8. EXHIBITS

 Exhibit No.         Title

    5.1              Opinion of Williams Law Group, P.A.
    10.1             Agreement with David Parfitt
    23.1             Consent of Kingery and Crouse, P.A., Certified Public Accountants
    23.2             Consent of Williams Law Group, P.A. (included in Item 5.1)

ITEM 9. UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to;

        (i) include any prospectus required by Section 10(a)(3) of the
Securities Act of 1933;

        (ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed t hat which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

        (iii) include any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and
(a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) or the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities
Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered the rein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the
Registrant's annual report pursuant to Section 13(a) or 15(d) of t he Securities
Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Ex change Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the
Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceab1e. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration
Statement, to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver BC Canada on the 23d day of June, 2003.

                        Meier Worldwide Intermedia, Inc.

Title                  Name              Date      Signature
--------------------   -----------   -------   ---------------
Principal Executive    James Meier   6-23-03   /s/ James Meier
Officer
--------------------   -----------   -------   ---------------
Principal Accounting   James Meier   6-23-03   /s/ James Meier
Officer
--------------------   -----------   -------   ---------------
Principal Financial    James Meier   6-23-03   /s/ James Meier
Officer
--------------------   -----------   -------   ---------------

Pursuant to the requirements of the Securities Act of 1933, this Registration
Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE         NAME         TITLE      DATE
---------------   -----------  -------    ----------
/s/ James Meier   James Meier  Director   6-23-03